Exhibit 99.1

Contango oil & gas COMPANY

NEWS RELEASE

Contango Announces Officer Departures

February 6, 2019 – HOUSTON, TEXAS – Contango Oil & Gas Company (NYSE American: MCF) (“Contango,” the “Company,” “we” or “us”) announced today that Thomas H. Atkins, Senior Vice President – Exploration, and J. Stephen Mengle, Senior Vice President – Operations & Engineering, have left the Company effective February 4, 2019 to pursue other interests.  Wilkie S. Colyer, President & Chief Executive Officer, stated “We wish Tommy and Steve the best in their new endeavors, and thank them for the years of dedication, hard work and contribution to Contango.  Our talented team at Contango is fully capable of taking on the responsibilities previously handled by Tommy and Steve, and we look forward to a successful transition.    Contango remains committed to its strategies to drive long term shareholder value and is pleased with the progress made as a result of the implementation of those recent strategies.”

About Contango Oil & Gas Company

Contango Oil & Gas Company is a Houston, Texas based, independent oil and natural gas company whose business is to maximize production and cash flow from its offshore properties in the shallow waters of the Gulf of Mexico and onshore properties in Texas and Wyoming and to use that cash flow to explore, develop, exploit, increase production from and acquire crude oil and natural gas properties in West Texas, the Texas Gulf Coast and the Rocky Mountain regions of the United States. Additional information is available on the Company's website at http://contango.com.

Contact:
Contango Oil & Gas Company
E. Joseph Grady – 713-236-7400	Sergio Castro – 713-236-7400
Senior Vice President and Chief Financial Officer	Vice President and Treasurer